Exhibit 99.1

Stereotaxis Reports 2021 Second Quarter Financial Results

ST. LOUIS, MO, Aug. 10, 2021 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the second quarter ended June 30, 2021.

“Renewed global adoption of robotic systems continues to drive robust double digit revenue growth for Stereotaxis,” said David Fischel, Chairman and CEO. “Second quarter revenue of $9.1 million was up approximately 70% year-over-year, up 5% sequentially, and up 33% from the second quarter of 2019.”

“In the second quarter we received two orders for robotic systems, one as previously discussed to a US hospital and the other to a leading hospital in Beijing that will establish a new robotic electrophysiology program. We are advancing multiple additional capital opportunities and expect orders received in the coming quarters to support robust revenue growth in 2022.”

“Testing and regulatory activity for our proprietary robotically-navigated magnetic ablation catheter has progressed in the face of supply chain challenges impacting production at our partner Osypka. We now expect completion of required testing and submissions for European approval and a US pivotal trial early next year. In parallel, we are making robust progress on an additional set of innovations that will be showcased at the end of this year and should lead to several regulatory filings and product launches in 2022. We are confident in the positive impact these innovations will have on patients, physicians, providers, and on Stereotaxis’ financial and strategic foundation.”

“We are growing commercially and advancing our technology while enhancing our infrastructure and team. We are particularly excited by the recent addition of Dr. Myriam Curet to our Board. Her long-term leadership at Intuitive Surgical is highly relevant as we look to positively transform endovascular surgery with robotics in a similar fashion to how Intuitive transformed laparoscopic surgery.”

2021 Second Quarter Financial Results

Revenue for the second quarter of 2021 totaled $9.1 million, an approximately 70% increase compared to $5.3 million in the prior year second quarter. System revenue of $2.7 million includes initial revenue recognition on the delivery of a Genesis RMN® system in the United States and a Niobe® system to China. Recurring revenue for the quarter was $6.1 million, compared to $5.1 million in the prior year second quarter.

Gross margin for the second quarter of 2021 was 72% of revenue, with system gross margin of 48% and recurring revenue gross margin of 86%. Operating expenses in the quarter of $9.9 million include $2.8 million in non-cash stock compensation expense. Excluding stock compensation expense, adjusted operating expenses in the current quarter were $7.2 million, compared to the prior year adjusted operating expenses of $5.3 million. The increase in adjusted operating expenses primarily reflects measured hiring across key functions in the company and R&D project spending.

Operating loss and net loss for the second quarter of 2021 were ($3.4) million and ($1.2) million respectively, compared to ($1.9) million for both in the previous year. Net loss in the current quarter reflects a favorable $2.2M adjustment for the forgiveness of the Paycheck Protection Loan. Adjusted operating loss and adjusted net income for the quarter, excluding non-cash stock compensation expense, were ($0.6) million and $1.6 million, compared to ($1.0) million for both in the previous year. Negative free cash flow for the second quarter was ($0.1) million, compared to ($1.2) million in the prior year second quarter.

Cash Balance and Liquidity

At June 30, 2021, Stereotaxis had cash and cash equivalents, including restricted cash and compensating balances, of $44.2 million. This is consistent with the $44.2 million reported as of December 31, 2020.

Forward Looking Expectations

Stereotaxis expects to continue delivering year-over-year revenue growth in future quarters. It now expects robotic system revenue of approximately $11 million for 2021 based on orders received to date. Orders received in the remainder of 2021 and early 2022 are expected to result in approximately a doubling of system revenue in 2022 compared to 2021 and contribute to robust double digit revenue growth in 2022. Stereotaxis’ balance sheet allows it to reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 10, 2021, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-800-437-2398 (US and Canada) or 1-856-344-9206 (International) and give the participant pass code 8321875. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenue:
Systems	$2,686,180	$12,769	$5,288,692	$12,769
Disposables, service and accessories	6,118,712	5,086,156	11,892,228	10,595,867
Sublease	246,530	246,530	493,060	493,060
Total revenue	9,051,422	5,345,455	17,673,980	11,101,696

Cost of revenue:
Systems	1,389,588	157,514	2,825,123	222,536
Disposables, service and accessories	883,289	680,937	1,807,907	1,320,800
Sublease	246,530	246,530	493,060	493,060
Total cost of revenue	2,519,407	1,084,981	5,126,090	2,036,396

Gross margin	6,532,015	4,260,474	12,547,890	9,065,300

Operating expenses:
Research and development	2,717,078	1,976,942	5,084,119	4,086,112
Sales and marketing	3,044,750	2,541,749	5,991,966	5,457,173
General and administrative	4,160,909	1,663,456	6,390,648	3,496,181
Total operating expenses	9,922,737	6,182,147	17,466,733	13,039,466
Operating loss	(3,390,722)	(1,921,673)	(4,918,843)	(3,974,166)

Interest (expense) income, net	(2,567)	567	(6,843)	81,529
Gain on extinguishment of debt	2,182,891	-	2,182,891	-
Net loss	$(1,210,398)	$(1,921,106)	$(2,742,795)	$(3,892,637)
Cumulative dividend on convertible preferred stock	(335,197)	(342,126)	(667,748)	(685,849)
Net loss attributable to common stockholders	$(1,545,595)	$(2,263,232)	$(3,410,543)	$(4,578,486)

Net loss per share attributed to common stockholders:
Basic	$(0.02)	$(0.03)	$(0.05)	$(0.06)
Diluted	$(0.02)	$(0.03)	$(0.05)	$(0.06)

Weighted average number of common shares and equivalents:
Basic	75,547,574	71,628,762	75,362,521	70,749,401
Diluted	75,547,574	71,628,762	75,362,521	70,749,401

STEREOTAXIS, INC.

BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,054,296	$43,939,512
Restricted cash - current	1,484,018	-
Compensating cash arrangement	251,232	250,620
Accounts receivable, net of allowance of $154,727 and $123,614 at 2021 and 2020, respectively	4,651,804	3,515,136
Inventories, net	4,146,691	3,295,457
Prepaid expenses and other current assets	2,646,806	1,716,014
Total current assets	55,234,847	52,716,739
Property and equipment, net	291,578	195,129
Restricted cash	382,813	-
Operating lease right-of-use assets	1,143,355	2,235,442
Other assets	283,093	308,515
Total assets	$57,335,686	$55,455,825

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$-	$1,185,058
Accounts payable	1,124,178	1,608,636
Accrued liabilities	2,857,479	3,209,235
Deferred revenue	8,284,600	5,282,770
Current portion of operating lease liabilities	1,169,378	2,287,487
Total current liabilities	13,435,635	13,573,186

Long-term debt	-	973,252
Long-term deferred revenue	1,648,792	548,915
Other liabilities	206,596	131,231
Total liabilities	15,291,023	15,226,584

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,407 and 22,513 shares outstanding at 2021 and 2020, respectively	5,578,181	5,605,323
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2021 and 2020	5,610	5,610
Common stock, par value $0.001; 300,000,000 shares authorized, 74,428,865 and 73,694,203 shares issued at 2021 and 2020, respectively	74,429	73,694
Additional paid-in capital	527,294,470	522,709,846
Treasury stock, 4,015 shares at 2021 and 2020	(205,999)	(205,999)
Accumulated deficit	(490,702,028)	(487,959,233)
Total stockholders’ equity	36,466,482	34,623,918
Total liabilities and stockholders’ equity	$57,335,686	$55,455,825